EXHIBIT 8.1

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

www.kirkland.com

October 30, 2015

Ally Wholesale Enterprises LLC

200 Renaissance Center

Detroit, Michigan 48265

Re:	Ally Wholesale Enterprises LLC

Registration Statement on Form SF-3 (No. 333-206413)

We have acted as special counsel to Ally Wholesale Enterprises LLC, a Delaware limited liability company (the “Company”), in connection with the above-referenced Registration Statement on Form SF-3 (together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes (the “Securities”). the Registration Statement contains a prospectus (the “Prospectus”) pertaining to offerings of Asset Back Notes (the “Notes”) that will be issued in series. This opinion relates only to the Prospectus and the exhibits contained in the Registration Statement.

Each series of Notes will be issued by Ally Master Owner Trust (the “Master Owner Trust”), as Delaware statutory trust formed by the Company pursuant to the Trust Agreement (the “Trust Agreement”), dated as of February 12, 2010, among the Company, U.S. Bank Trust National Association, as successor to HSBC Bank USA, National Association as owner trustee and as successor to HSBC Trust Company (Delaware) as Delaware trustee. Each series of Notes issued by the Master Owner Trust will be issued pursuant to an Indenture Supplement (each, an “Indenture Supplement”) between the Master Owner Trust and Wells Fargo Bank, National Association, as Indenture Trustee (the “Indenture Trustee”) to the Indenture (the “Indenture”), dated as of February 12, 2010, between the Master Owner Trust and the Indenture Trustee. The Asset-Backed Certificate of the Master Owner Trust, which is not being offered by the Prospectus, has been issued pursuant to the Trust Agreement.

We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have examined copies of the Registration Statement and, in each case as filed as an exhibit to or incorporated by reference in the Registration Statement, (i) the Indenture,

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Ally Wholesale Enterprises LLC

October 30, 2015

(ii) the form of Indenture Supplement, (iii) the Trust Agreement (including the Certificate of Trust filed pursuant to the Delaware Statutory Trust Act included as an exhibit thereto (the “Trust Certificate”)), (iv) the Trust Sale and Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Company, Ally Financial Inc. (formerly GMAC Inc.), as Servicer (in such capacity, the “Servicer”) and Custodian, and the Master Owner Trust, (v) the Pooling and Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Servicer and the Company, (vi) the Administration Agreement, dated as of February 12, 2010, among Ally Financial Inc. (formerly GMAC Inc.), as Administrator, the Master Owner Trust and the Indenture Trustee, (vii) the Custodian Agreement, dated as of February 12, 2010, among Ally Financial Inc. (formerly GMAC Inc.), as Custodian, the Company and the Master Owner Trust, and (viii) the Back-up Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Servicer, the Company, the Master Owner Trust and Wells Fargo Bank, National Association (collectively, the documents described in the foregoing clauses (i) – (viii) are referred to herein as the “Operative Documents”). We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. Moreover, the statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion. In rendering such opinion, we have assumed that the Master Trust formed pursuant to the relevant Trust Agreement will be operated in accordance with the terms of the Operative Documents.

Based on the foregoing and assuming that the Operative Documents with respect to each series of Notes are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, to the extent that the discussions presented in the Prospectus forming part of the Registration Statement under the captions “Material Federal Income Tax Consequences” and “Summary—Tax Status” expressly state our opinion, or state that our opinion has been or will be provided as to any series of Securities, we hereby confirm and adopt such opinion herein. We also note that the Prospectus and the Operative Documents do not relate to a specific transaction. Accordingly, the above-referenced description of federal

Ally Wholesale Enterprises LLC

October 30, 2015

income tax consequences may require modification in the context of an actual transaction. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinions rendered above are limited in all respects to laws and facts existing on the date hereof. By rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of any offered securities as described in the Registration Statement or to maintain the Master Owner Trust as an entity that will not be taxable as an association or publicly traded partnership taxable as a corporation for federal income tax purposes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus included in the Registration Statement under the captions, “Material Federal Income Tax Consequences,” “Summary—Tax Status” and “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP